Exhibit 99.1

IDT Press Contact:

Graham Robertson

IDT Corporate Marketing

Phone: (408) 284-2644

Email: graham.robertson@IDT.com

IDT Investor Relations Contacts:

Mike Knapp

IDT Investor Relations

Phone: (408) 284-6515

Email: mike.knapp@IDT.com

IDT Announces Extension of Exchange Offer Expiration Date in PLX Technology Transaction

SAN JOSE, Calif., July 11, 2012—Integrated Device Technology, Inc. (IDT®) (NASDAQ: IDTI), the Analog and Digital Company™ delivering essential mixed-signal semiconductor solutions, today announced that it is extending the expiration date of its exchange offer for all outstanding shares of common stock of PLX Technology, Inc. (NASDAQ: PLXT). The exchange offer was previously scheduled to expire at the end of the day on July 12, 2012, at 12:00 midnight, New York City time. The exchange offer is being extended as the applicable waiting period pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”) has not yet expired or been terminated, and the exchange offer is now set to expire at the end of the day on August 9, 2012, at 12:00 midnight, New York City time, unless further extended. Approximately 15.7 million shares, or approximately 35.1% of PLX’s outstanding common stock, had been tendered as of 12:00 midnight at the end of the day on July 10, 2012.

Correspondingly, in order for the trustee of the PLX Employee Stock Ownership Plan (“ESOP”) to be instructed in a timely manner to tender or not tender all or a portion of the shares allocated to such participant’s account under the ESOP, each participant in the ESOP must complete and return the ESOP instruction form previously provided to participants so that it is received by Computershare, the tabulation agent for the offer, not later than 5:00 p.m., New York City time, on August 6, 2012, unless the offer is further extended.

As previously announced on May 22, 2012, IDT commenced an exchange offer to acquire all outstanding shares of common stock of PLX for (i) $3.50 in cash and (ii) 0.525 shares of IDT common stock for each PLX common share outstanding, without interest and less any applicable withholding taxes. The exchange offer is being made pursuant to a Prospectus/Offer to Purchase, dated May 22, 2012, and in connection with an Agreement and Plan of Merger, dated April 30, 2012, which IDT and PLX previously announced on April 30, 2012. As previously announced, on May 7, 2012, in connection with the Agreement and Plan of Merger, which contemplates the exchange offer for all outstanding shares of PLX common stock, followed by a second step merger, IDT and PLX made premerger filings under the HSR Act with the Federal Trade Commission (“FTC”) and the Antitrust Division of the U.S. Department of Justice. Effective June 5, 2012, following consultation with the FTC and PLX, IDT voluntarily withdrew its Notification and Report Form with respect to the exchange offer and the merger. IDT re-filed its Notification and Report form on June 6, 2012. On July 6, 2012, IDT and PLX each received a request for additional information from the FTC (the “Second Request”). This Second Request extends the waiting period applicable to the exchange offer under the HSR Act, which was set to expire on July 6, 2012 at 11:59 p.m., New York City time. The waiting period is extended until 11:59 p.m., New York City time, on the thirtieth day (or the next business day) after both IDT and PLX substantially comply with the Second Request, as specified by the HSR Act and the implementing rules.

Additional Information

This press release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any offer with respect to the acquisition of PLX Technology will only be made through the prospectus, which is part of the registration statement on Form S-4, which contains an offer to purchase, form of letter of transmittal and other documents relating to the exchange offer, as well as the Tender Offer Statement on Schedule TO, (collectively, and as amended and supplemented from time to time, the “Exchange Offer Materials”), each initially filed with the U.S. Securities and Exchange Commission (the “SEC”) by IDT on May 22, 2012. The registration statement has not yet become effective. In addition, PLX Technology filed with the SEC on May 22, 2012 a solicitation/recommendation statement on Schedule 14D-9 (as amended and supplemented from time to time, the “Schedule 14D-9”) with respect to the exchange offer. Investors and security holders are urged to carefully read these documents and the other documents relating to the transactions because these documents contain important information relating to the exchange offer and related transactions. Investors and security holders may obtain a free copy of these documents, as filed with the SEC, and other annual, quarterly and special reports and other information filed with the SEC by IDT or PLX Technology, at the SEC’s website at www.sec.gov. In addition, such materials will be available from IDT or PLX Technology, or by calling Innisfree M&A Incorporated, the information agent for the exchange offer, toll-free at (877) 456-3463 (banks and brokers may call collect at (212) 750-5833).

About IDT

Integrated Device Technology, Inc., the Analog and Digital Company™, develops system-level solutions that optimize its customers’ applications. IDT uses its market leadership in timing, serial switching and interfaces, and adds analog and system expertise to provide complete application-optimized, mixed-signal solutions for the communications, computing and consumer segments. Headquartered in San Jose, Calif., IDT has design, manufacturing and sales facilities throughout the world. IDT stock is traded on the NASDAQ Global Select Stock Market® under the symbol “IDTI.” Additional information about IDT is accessible at www.IDT.com.

Forward Looking Statements

Certain statements in this press release may contain forward-looking statements relating to IDT, including expectations for IDT’s proposed acquisition of PLX. All statements included in this transcript concerning activities, events or developments that IDT expects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties and other factors that may cause actual results and performance to be materially different from any future results or performance expressed or implied by forward-looking statements, including the following: uncertainties as to the timing of the exchange offer and the subsequent merger; uncertainties as to how many of PLX’s stockholders will tender their shares of common stock in the exchange offer; the risk that competing offers or acquisition proposals will be made; the risk that the exchange offer and the subsequent merger will not close because of a failure to satisfy one or more of the offer closing conditions (including regulatory approvals); the risk that the announcement and pendency of the transactions may make it more difficult to establish or maintain relationships with employees, suppliers and other business partners; the risk that stockholder litigation in connection with the exchange offer or the merger may result in significant costs of defense, indemnification and liability; the risk that IDT’s or PLX’s business will have been adversely impacted during the pendency of the exchange offer and the merger; the risk that the operations of the companies will not be integrated successfully; the risk that the expected cost savings and other synergies from the transaction may not be fully realized, realized at all or take longer to realize than anticipated; and other economic, business and competitive factors affecting the businesses of IDT and PLX generally, including those set forth in the filings of IDT and PLX with the SEC from time to time, including their respective annual reports on Form 10-K and quarterly reports on Form 10-Q, their current reports on Form 8-K and other SEC filings. These forward-looking statements speak only as of the date of this communication and IDT does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise, except as required by law.

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IDT and the IDT logo are trademarks or registered trademarks of Integrated Device Technology, Inc. All other brands, product names and marks are or may be trademarks or registered trademarks used to identify products or services of their respective owners.

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